EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Velocity Express Corporation on Form S-8 (File Nos. 333-06269, 333-30228, 333-40230, 333-85606, and 333-132208) of our report dated March 29, 2006 with respect to our audits of the consolidated financial statements of CD&L, Inc. as of and for the years ended December 31, 2005 and 2004, which report is included in this Form 8-K/A dated July 3, 2006 being filed by Velocity Express Corporation.

/s/ J.H.Cohn LLP

J.H.Cohn LLP

Roseland, New Jersey
September 18, 2006